Exhibit 99.1

Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Joel Brooks	Brian Ritchie
Chief Financial Officer	(brian.ritchie@fd.com)
(jbrooks@senesco.com)	(212) 850-5600
(732) 296-8400

SENESCO TECHNOLOGIES REGAINS COMPLIANCE WITH AMEX’S CONTINUED LISTING REQUIREMENTS

NEW BRUNSWICK, N.J. (March 25, 2008) – Senesco Technologies, Inc. (the “Company”) (AMEX: SNT), today announced receipt of a notice from the American Stock Exchange (“AMEX”) stating that the Company has resolved the continued listing deficiencies referenced in the AMEX’s letters dated June 15, 2007 and October 24, 2007.  The conclusion is based upon a review of publicly available information pertaining to the Company, including its Securities and Exchange Commission filings.

Senesco is now subject to the provisions of Section 1009(h) which states that if the Company, within 12 months of March 1, 2008, is again determined to be below the continued listing standards, the AMEX staff then may take appropriate action, which, depending upon the circumstances, may include providing the Company with an opportunity to submit a plan to the AMEX advising the AMEX of action the Company has taken, or will take, that would bring it into compliance with the continued listing standards, or the AMEX may immediately initiate delisting proceedings.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, our ability to maintain our continued listing standards for the next 12 months, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.